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Press Release

For Immediate Release

NewCardio Elects Michael E. Hanson to Board of Directors

Mr. Hanson Adds Marketing Expertise, Pharmaceutical Industry and Investment
Experience to Company’s Board of Directors

SANTA CLARA, CA. (March 10, 2009) – PR Newswire – NewCardio, Inc. (OTC BB: NWCI) a cardiac diagnostic and services company, today announced the election of Michael E. Hanson to the Company’s Board of Directors. Mr. Hanson joins the board April 1, 2009. With this election, NewCardio’s board now includes seven directors, including five independent directors.

Mr. Hanson is a founding partner of Barnard Life Sciences, a healthcare consulting company founded in 2001. From 2004 to 2009, Mr. Hanson was a member of the board of directors, compensation and audit committees, of Indevus Pharmaceuticals, culminating with Indevus’ 2009 Definitive Merger Agreement with Endo Pharmaceuticals Holdings, Inc. From 2002 to 2006, Mr. Hanson was a member of the board of directors, compensation and audit committees, of GlycoGenesis, an oncology-focused company. From 1998 to 2001, he was a member of the board of directors, compensation and audit committees, of MGI Pharma, Inc., which was later purchased by Eisai Pharmaceuticals. Mr. Hanson also serves on the board of directors of Z-92 Pharma and Elcos, Inc., and is also a member of Pearl Street Ventures, a venture capital firm that specializes in healthcare companies and Cardinal Equity Partners, a private equity firm. Previously, Mr. Hanson spent 25 years in positions of increasing responsibility at Eli Lilly and Company. His roles at Lilly included sales, sales management, marketing and operations. He served as President and General Manager of Eli Lilly Japan KK from 1989 to 1992. He subsequently served as Vice President of Lilly Research Laboratories with responsibilities for the Medical Department, a global organization responsible for the clinical development of pipeline products from Phase 1 through Phase 4 post marketing support and compliance studies. He culminated his Lilly career as President of the Internal Medicine Business Unit which included all cardiovascular and oncology products and became a member of the Eli Lilly and Co. Operations Committee (the senior management group of the company at that time). Mr. Hanson received a B.S. in Pharmacy from North Dakota State University and an M.S. in Hospital Pharmacy Administration from the University of Minnesota, and attended the Advanced Management Program at Harvard Business School.

Mr. Hanson commented, “I believe NewCardio’s platform technology has the potential to improve both drug development efforts and patient outcomes by increasing the diagnostic value of ECG tests in a wide range of applications. I am excited to add my experience and my expertise in the pharmaceutical segment and help to accelerate the development of applications based on this innovative and exciting platform technology.”

Dr. Vajdic added, “Mike adds an impressive amount of relevant industry experience from his 25 years at Eli Lilly and Company and experience as a director for several private as well as publicly traded healthcare and pharmaceutical companies. We are excited to add him to our board of directors and are confident we will benefit from his proven expertise as a healthcare professional, an investment consultant and a public company director.”

About NewCardio, Inc.

NewCardio is a cardiac diagnostic and services company focused on the development of a proprietary platform technology to provide higher accuracy to, and increase the value of, the standard 12-lead electrocardiogram (ECG). NewCardio’s development-stage software and hardware products and services are intended to improve the diagnosis and monitoring of cardiovascular disease (CVD), as well as cardiac safety assessment of drugs under development. NewCardio’s three-dimensional ECG platform is designed to reduce the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect. For more information, visit www.newcardio.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K/A (No. 2) for the year ended December 31, 2007 and relate to our business plan, our business strategy, development of our proprietary technology platform and our products, timing of such development, timing and results of clinical trials, level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, implementation of our strategic, operating and people initiatives, benefits to be derived from personnel and directors, ability to commercialize our products, our assumptions regarding cash flow from operations and cash on-hand, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure, implementation of marketing programs, our key agreements and strategic alliances, our ability to obtain additional capital as, and when, needed, and on acceptable terms and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

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